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                                                                   Exhibit 10.16

               AGREEMENT IN PRINCIPLE FOR GTL PROJECT DEVELOPMENT

THIS AGREEMENT entered into this 18th day of June 2003, between Ivanhoe Energy Inc., a Yukon corporation with its principal office in Vancouver, B.C., Canada ("Ivanhoe") and Syntroleum Corporation, a Delaware corporation, with its principal office in Tulsa, Oklahoma ("Syntroleum"). Each of Ivanhoe and Syntroleum are sometimes herein called individually a "Party" and collectively the "Parties".

         WHEREAS, Syntroleum is engaged in researching, developing, testing, commercializing and licensing its proprietary gas-to-liquids processes and catalysts (the "GTL Technology") for use by the energy industry throughout the United States of America and the world; and

         WHEREAS, Syntroleum is engaged in developing GTL projects world-wide, either for its sole ownership or in partnership with others; and

         WHEREAS, Ivanhoe is engaged in developing GTL projects world-wide, either for its sole ownership or in partnership with others, under the terms of the Master License Agreement, dated April 26, 2000, Amended October 11, 2000 and June 1, 2002 ("License") with Syntroleum; and

         WHEREAS, Ivanhoe and Syntroleum desire to jointly develop certain GTL projects ("GTL Projects") from time to time whereby the Parties would share cumulative commercial and technical knowledge, business and government relationships, engineering designs and development activities to form the basis for an equity share in the Projects;

         NOW, THEREFORE, in consideration of the foregoing and of the covenants, promises and agreements contained in this Agreement, Syntroleum and Ivanhoe agree as follows.

         1. PROJECTS UNDER CONSIDERATION. The Parties have discussed possible joint participation in GTL Projects in Bolivia, Egypt and Qatar. Ivanhoe also has been advised by China International Trade and Investment Corporation ("CITIC"), that it is prepared to allocate a gas field in western China for a potential GTL development, and offer investment funding for global GTL projects with Ivanhoe, provided that License terms are amended to permit Ivanhoe to practice in China the conversion process under the License. Additional GTL Projects may be added from time to time under a nomination procedure that will be developed jointly. Nothing in this Agreement shall prevent Ivanhoe or Syntroleum from pursuing GTL projects on their own. If Ivanhoe pursues GTL projects on its own, the normal terms of the License shall be applicable, except as amended pursuant to Paragraphs 2(a) and 2(b) below.

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In recognition of the consideration to be given and received by the Parties under this Agreement, and in order to promote and facilitate GTL Projects, the Parties have agreed to the following:

         2. ADDENDA TO THE LICENSE:

         (a) The License will be amended to include in the Licensed Territory the United States of America, Canada, Mexico, the People's Republic of China, India, and their respective territorial waters and any country in its territorial waters. With respect to China and India, the Parties will develop additional procedures to protect intellectual property and Syntroleum shall have final approval in respect of intellectual property protection procedures and project participants and contractors in these countries, and approval shall not be unreasonably withheld. Such participants shall not exclude CITIC and national energy companies.

         (b) The rights of Ivanhoe to receive future license fee credits under the License for the US$10 million paid under Article 5 of the License and the related indemnifications under Article 6 are hereby terminated pursuant to Paragraph 4 below.

         (c) For GTL Projects in which the Parties participate, the License Fees and royalties, technology fees and catalyst markup will not be payable to Syntroleum by Ivanhoe and such waiver by Syntroleum will be taken into consideration in determining respective ownership interest in the project. Nothing in this Agreement shall prevent Syntroleum from receiving compensation for technology and catalyst mark-ups from third party participants, as may be negotiated as part of the Participation Agreement between the Parties.

The terms of the License shall otherwise continue in effect, except as they are changed by the foregoing agreed Addenda to the License. Nothing in this Agreement shall imply a waiver of License Fees, royalties, technology fees and catalyst mark-up for projects independently pursued by Ivanhoe under the License.

         3. SWEETWATER PROJECT CREDIT. The US$2 million previously paid by Ivanhoe as equity participation in the Sweetwater project is hereby forfeited to Syntroleum and shall not be applicable for any credit in any other project where license fees are otherwise due and payable to Syntroleum. Ivanhoe is released from any further obligations on the Sweetwater Project and the DOE Catoosa Project under previous agreements.

         4. SYNTROLEUM RESEARCH AND DEVELOPMENT. Syntroleum has made significant expenditures in research and development over the last four years including pilot plant facilities for the multi-stage advanced reactor unit, product upgrading Synfining unit and the Catoosa DOE project that have supported the design basis for and critical to the success of large plants being developed by Ivanhoe. It is agreed that the previous payments in the amount of US$10 million

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and its US$2 million equity contribution to the Sweetwater Project are partial reimbursement to Syntroleum for its expenses to conduct the research and development program through the first quarter of 2003.

         5. SYNTROLEUM SPECIALTY PRODUCTS. For joint venture projects being pursued together by the Parties, in order to enhance the project economics, Syntroleum will contribute the ability to produce specialty products and lubricants subject to economic enhancement opportunities and product market limitations. Nothing in this Agreement shall imply that Ivanhoe has the right to produce specialty products and Lubricants except as provided in this Paragraph 5.

         6. INDIVIDUAL GTL PROJECT AGREEMENTS. Joint participation by the Parties in each GTL Project will be pursuant to a mutually an agreed definitive participation agreement ("Participation Agreement") entered into by the Parties or jointly with third parties. The Parties shall have no obligations in respect of any GTL Project until they have entered into the Participation Agreement. The Participation Agreements will contain terms and conditions generally found in similar agreements in the international petroleum industry. The Parties shall both have the right to participate in the negotiations of contracts with a host country or other private entities for a GTL Project, but they shall appoint one representative to be the principal negotiator on behalf of the Parties. The negotiator shall keep the Parties fully informed and consult with the Parties regarding principal issues and developments.

If the Parties are successful in obtaining a GTL Project, the Parties shall also enter into a mutually agreeable Joint Operating Agreement ("JOA") to govern their relationships in respect of fulfilling the obligations and operations under the GTL Project. The JOA will also contain provisions normally found in such agreements in the international petroleum industry, including the appointment of an operator, budgeting and cash call provisions and an appropriate accounting procedure.

         7. CONTRIBUTIONS AND PARTICIPATION IN GTL PROJECTS BY THE PARTIES; COSTS AND EXPENSES. The Parties agree that their participation in each GTL Project shall be based on and in proportion to what they contribute and/or bring into the GTL Project, either by way of commercial and technical knowledge and data and/or financial assistance. The contributions and participations shall be detailed in the Participation Agreement for each individual GTL Project separately.

If other qualified companies join the GTL Project with the agreement of the Parties, in order to share costs and minimize individual risks, expenses and investments, the Parties agree to reduce their participations proportionately to the participating interest to be obtained by other companies included in the GTL Project.

Unless expressly agreed otherwise in writing, each Party shall bear its own costs and expenses of performing this Agreement and obtaining any individual GTL Project and/or entering into separate Participation Agreements.

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         8. TERM OF AGREEMENT. The term of this Agreement shall be for two (2)
years from the date of this Agreement and may be renewed for additional, successive one (1) year periods by mutual agreement.

         9. ENTIRE AGREEMENT. This Agreement sets forth the entire agreement and understanding between Syntroleum and Ivanhoe regarding its subject matter, except that for each individual GTL Project the Parties are to enter into Participation Agreements. This Agreement supersedes all prior agreements and understandings regarding the same subject matter. This Agreement may be modified or amended only by a written document duly signed by both Syntroleum and Ivanhoe.

         10. GENERAL PROVISIONS.

         10.1 CONFIDENTIALITY. The confidentiality agreements previously signed between Ivanhoe and Syntroleum with respect to the License and operations thereunder, shall apply mutatis mutandis, to activities under this Agreement unless and until more specific agreements are entered into.

         10.2 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, United States of America, without regard to conflict of laws provisions thereof.

         10.3 ASSIGNMENT. This Agreement shall not be assigned by either Party without the prior written consent of the other Party.

         IN WITNESS WHEREOF, Syntroleum and Ivanhoe have duly executed this Agreement as of the date and year first above written.

                                       SYNTROLEUM CORPORATION


                                       By: /s/ K.R. Roberts
                                           -------------------------------------
                                           Kenneth R. Roberts
                                           Sr. Vice President


                                       IVANHOE ENERGY INC.



                                       By: /s/ E. L. Daniel
                                           -------------------------------------
                                           E. Leon Daniel
                                           President and CEO


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